Exhibit 23.2

LBB & ASSOCIATES LTD., LLP  * * * CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Press Ventures, Inc.

We consent to the use of our report dated December 10, 2010 relating to the financial statements as of and for the period ended October 31, 20 I 0 of Press Ventures, Inc., in this Registration Statement on Form S-1/A, for the registration of shares of its common stock. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
May 25, 2011

10260 WESTHEIMER ROAD, SUITE 310  *  HOUSTON, TEXAS 77042  *  TEL: (713) 800-4343  *  FAX: (713) 456-2408